SUPPLEMENT DATED JANUARY 31, 2010

to

PROSPECTUSES DATED MAY 21, 2007
FOR MFS REGATTA - NY, FUTURITY - NY, AND
REGATTA GOLD - NY

ISSUED BY SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK
SUN LIFE (N.Y.) VARIABLE ACCOUNT C

This supplement describes certain changes we are making in the investment options available under the Contracts covered by the above-listed prospectuses. All capitalized terms used in this Supplement have the same meaning as defined in the Prospectuses.

No New Guarantee Periods for New Allocations

Effective immediately, the Company will no longer make any Guarantee Periods available under the Contracts for new allocations, except as discussed below under “Use of Guarantee Periods in Connection With Dollar-Cost Averaging.”  No new allocation of money may, therefore, be invested in or transferred to any Guarantee Periods.  This applies to all Contracts, whether issued before or after the date of this Supplement.

Under this change, no Guarantee Periods will be available to new allocations from any source, including: subsequent Purchase Payments; transfers of Account Value into a Guarantee Period from any other Guarantee Period or Sub-Account; and any other new allocation of money.

Any of your Account Value that is currently being held in a Guarantee Period will not be affected by this change. At the end of the current Guarantee Period, we will automatically renew your Guarantee Period allocation into a new Guarantee Period.

Although we have the discretion to once again make new Guarantee Periods available for new allocations, we do not have any current intention to do so, except as noted below.

Use of Guarantee Periods in Connection With Dollar-Cost Averaging

We are continuing to permit new Purchase Payments to be allocated to 6-month and 12-month Guarantee Periods from which automatic periodic transfers can be made pursuant to our dollar-cost averaging program.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

MVA closings - Gold, Futurity, Regatta NY                                                                                                                                          1/2011